Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

The Partners

Regency Energy Partners LP:

We consent to the incorporation by reference in the registration statement on Form S-3 of Regency Energy Partners LP, filed on February 3, 2014, of our report dated February 18, 2011, with respect to the consolidated statements of income, cash flows, and partners’ capital for the year ended December 31, 2010 of RIGS Haynesville Partnership Co.

/s/ KPMG LLP

Dallas, Texas

February 3, 2014